Exhibit 10.2

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into effective as of the Effective Date set forth below by and between Vivakor, Inc., a Nevada corporation (“Vivakor”), James Ballengee, an individual (“Ballengee”), and James Samuelson, an individual (“Samuelson”). Vivakor, Ballengee, and Samuelson shall each be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Samuelson provided services to Vivakor and/or its subsidiaries (the “Services”);

WHEREAS, a dispute has arisen between the Parties regarding whether Samuelson provided the Services as a consultant or an employee, the actual Services provided by Samuelson, the amount Samuelson is owed for performing the Services, and how any amounts owed to Samuelson would be paid (the “Dispute”);

WHEREAS, Samuelson alleges that Vivakor and Ballengee are jointly responsible for compensating him for the Services that he provided;

WHEREAS, on or about July 14, 2025, Samuelson filed a complaint in the Superior Court of the State of California, County of Orange, which Defendants then removed to the United States District Court for the Central District of California, and on or about September 18, 2025, Samuelson filed an amended complaint, captioned James Samuelson v. Vivakor, Inc., et al., asserting various claims, including employment and contract claims, against defendants Vivakor and Ballengee, which lawsuit, complaint, and amended complaint shall be referred to collectively herein as the “Action”; and

WHEREAS, the Parties desire to come to an agreement in order to settle the Dispute and the Action;

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, without admitting or denying any wrongdoing by any Party hereto, the Parties covenant, promise and agree as follows:

AGREEMENT

1. In order to effect the desires of the Parties related to settling the Dispute, the Parties agree as follows (the “Settlement”):

a.	Vivakor will pay Samuelson $100,000 in cash on or before January 30, 2026, unless such payment is accelerated as set forth in Section 1(c) hereof, conditioned on receiving an executed W-9 and payment instructions (the “Cash Payment”);

b.	Vivakor will issue Samuelson $1,550,000 worth of Vivakor common stock issued under its 2023 Equity Incentive Plan and registered on a Form S-8 Registration Statement, valued with an issuance price equal to a 20 percent discount of the average of the lowest 5 VWAPs over the prior 15 trading days, to be issued in the below tranches on the below schedule, and subject to the Leak-Out Agreement attached hereto as Exhibit A.

1)	$400,000 worth of shares to be issued October 24, 2025
2)	$400,000 worth of shares to be issued November 3, 2025
3)	$400,000 worth of shares to be issued November 13, 2025
4)	$350,000 worth of shares to be issued November 24, 2025

c.	In the event Vivakor closes a financing transaction or sale of assets transaction under which it receives at least $5 million net cash proceeds from the transaction, subject to and with credit against prior-in-time obligations of Vivakor or its affiliates to remit such cash proceeds to third parties, and if the Cash Payment remains outstanding, then within three (3) days of closing the relevant transaction, Vivakor will pay the Cash Payment to the extent of such available cash; and

d.	Vivakor will promptly provide a Rule 144 Legal Opinion Letter (assuming Samuelson meets the requirements for Rule 144) and sign a Lost Stock Certificate Bond Waiver for the existing approximately 67,000 shares that Samuelson currently owns, with such shares being subject to the same “leak out” provisions set forth in the Leak-Out Agreement.

2. If Vivakor defaults on any of its obligations under Paragraphs 1(a) – (c) above, Samuelson may file the Stipulated Judgment attached hereto as Exhibit B, with the amount of the Stipulated Judgment to be based on: (1) the value of any outstanding Cash Payment, added to (2) the value of any outstanding shares due to Samuelson under Paragraph 1(b), as valued at a 20 percent discount of the average of the lowest 5 VWAPs over the prior 15 trading days as of the date of the default.

3. Vivakor hereby represents, warrants and agrees as follows:

a.	Corporate Authority. Vivakor has the right, power, authority and capacity to execute and deliver this Agreement and each of the other transaction documents to which Vivakor is a party, to consummate the transactions contemplated by this Agreement and each of the other transaction documents to which Vivakor is a party, and to perform each of their obligations under this Agreement and each of the other transaction documents to which it is a party. Vivakor acknowledges and represents that, in executing this Agreement, it has not relied on any inducements, promises, or representations made by any Party or any party representing or serving such Party, unless expressly set forth herein.

b.	Corporate Existence. Vivakor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Vivakor has all requisite power, franchises, licenses, permits, and authority to own its properties and assets and to carry on its business as it has been and continues to be conducted. Vivakor is in good standing in each state, nation, or other jurisdiction in each state, nation, or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

c.	Ability to Perform. Vivakor represents that it has the financial wherewithal to satisfy its obligations pursuant to this Agreement. If (i) within ninety-one (91) days of Samuelson’s receipt of any payment towards the Settlement, Vivakor commences any case, proceeding, or other action under the United States Bankruptcy Code, 11 U.S.C. § 101 et seq. or is involuntarily compelled into any such proceeding, and (ii) Samuelson is required to return any amount paid pursuant to this Agreement as a preferential transfer pursuant to any court order, then Samuelson shall have the right, notwithstanding any other provision or release in this Agreement, to assert against Vivakor and/or its bankruptcy estate a claim for the full amount of his claim less any amount of such payment that is not clawed back.

4. Samuelson hereby represents, warrants and agrees as follows:

a.	Authority. Samuelson has the right, power, authority and capacity to execute and deliver this Agreement and each of the other transaction documents to which Samuelson is a party, to consummate the transactions contemplated by this Agreement and each of the other transaction documents to which Samuelson is a party, and to perform each of his obligations under this Agreement and each of the other transaction documents to which he is a party. Samuelson acknowledges and represents that, in executing this Agreement, he has not relied on any inducements, promises, or representations made by any Party or any party representing or serving such Party, unless expressly set forth herein.

b.	Samuelson is a sophisticated investor familiar with Vivakor’s operations.

c.	Samuelson is aware of the risks inherent with an investment in Vivakor’s common stock.

d.	Samuelson is acquiring the shares of Vivakor common stock that he has a right to receive herein as an investment for his own account and not as a nominee or agent for any third party.

e.	Samuelson (i) is knowledgeable regarding the issuance of shares that are registered under an S-8 Registration Statement, including, but not limited to, the prohibitions on using shares registered in an S-8 Registration Statement to compensate for services related to the offer or sale of securities in a capital-raising transaction, or services that are directly or indirectly related to promoting or maintaining a market in the Vivakor’s securities, and (ii) is not receiving the shares listed in Section 1(b) for any prohibited services.

f.	Samuelson is familiar with federal and state securities laws and specifically the filing obligations required if a shareholder of a company with shares registered under the Securities Act of 1934, as amended, exceeds certain ownership thresholds.

g.	Samuelson shall be solely responsible for, and is legally bound to make payment of, any taxes determined to be due and owing (including penalties and interest related thereto) by him to any federal, state, local, or regional taxing authority as a result of the consideration set forth in paragraph 1, above.

h.	Samuelson understands that Vivakor and Ballengee have not made, and he does not rely upon, any representations regarding the tax treatment of the consideration set forth in paragraph 1, above.

i.	After receipt of the consideration described in paragraph 1, Samuelson agrees that Vivakor and/or Ballengee owe him no wages and employee benefits that were owed to Samuelson (to the extent any were so owed) including, but not limited to, all salary, bonuses, commissions, business expenses, allowances, vacation pay and other employee benefits as a result of his alleged employment with Vivakor and Ballengee.

j.	Return of Documents and Property. Samuelson agrees to return all Vivakor property, including any and all electronically stored documents or files, physical files, and any other Vivakor property in Samuelson’s possession within two weeks of signing this Agreement.

5. Releases.

a.	Release of Claims by Samuelson. For and in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon the issuance of the shares set forth in Paragraph 1.b.2. above, Samuelson, on behalf of himself and his legal representatives, assigns, heirs, and beneficiaries, and any other person or party that could assert a claim through him or in any way derivative of his interests (the “Samuelson Releasing Parties”), shall fully, finally and completely release, acquit, hold harmless and forever discharge (1) Vivakor, its subsidiaries, and its past, present, and future members, successors, parents, subsidiaries, affiliates, representatives, administrators, officers, directors, shareholders, partners, employees, agents, consultants, assigns and insurers, and (2) Ballengee, his affiliates, representatives, heirs, assigns, beneficiaries, trustees, and administrators, (collectively, the “Vivakor Released Parties”) of and from any and all past, present and future rights, demands, claims, actions, suits and controversies, costs, sums of money, debts, obligations, contracts, agreements, judgments, and/or liabilities, damages and expenses, in contract or in tort, at law or in equity, including claims for breach of contract, sworn account, quantum meruit, attorneys’ fees, expert fees, indemnity and contribution, and any and all other claims for damages that Samuelson has, may have or may claim to have arising out of or relating to the Dispute and/or the Action, including claims for compensation or wages owed for the Services, or otherwise in any way relating to the Vivakor Released Parties (the “Samuelson Claims”) including, but not limited to, all claims asserted or that could have been asserted in a lawsuit, administrative proceeding, or governmental proceeding of any kind or character. In connection with the Samuelson Claims, Samuelson acknowledges that additional facts may be discovered later, but that it is the intention of Samuelson to fully, finally and forever settle and release all matters and claims, whether currently known or unknown against the Vivakor Released Parties. Samuelson warrants and represents that he is voluntarily and of his own free will signing and entering into this Agreement for the purposes and consideration herein expressed.

Notwithstanding the terms of the above paragraph, Samuelson does not release Vivakor from any obligations he may have with respect to (i) any rights that cannot be released or waived under applicable law, and (ii) any rights or remedies which Samuelson may have against Vivakor under the terms of this Agreement.

Nothing contained herein is intended to constitute or shall be construed as a waiver or release of Samuelson’s right to participate in an investigation by the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal or state agency. Notwithstanding the foregoing, Samuelson expressly waives and releases any right to recover any type of personal relief from the Vivakor Released Parties, including monetary damages or claims for reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by Samuelson or on Samuelson’s behalf by an administrative agency, related in any way to the matters released herein.

b.	California Civil Code Section 1542 Waiver. Samuelson expressly waives all rights under section 1542 of the California Civil Code. That statute reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Samuelson acknowledges that he has read this Agreement, including the above Civil Code section, and acknowledges that he fully understands both this Agreement and the Civil Code section. Samuelson understands and acknowledges that he may be a “creditor” or “releasing party” within the meaning of Section 1542. Samuelson waives any benefits and rights granted to him pursuant to Civil Code section 1542.

c.	Release of Claims by Vivakor and Ballengee. For and in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (1) Vivakor, on behalf of itself and its subsidiaries, past, present, and future members, successors, parents, subsidiaries, affiliates, representatives, administrators, officers, directors, shareholders, partners, employees, agents, assigns and insurers, and (2) Ballengee, on behalf of himself and his respective affiliates, representatives, and administrators, respectfully do hereby fully, finally and completely release, acquit, hold harmless and forever discharge Samuelson and the Samuelson Releasing Parties of and from any and all past, present and future rights, demands, claims, actions, suits and controversies, costs, sums of money, debts, obligations, contracts, agreements, judgments, and/or liabilities, damages and expenses, in contract or in tort, at law or in equity, including claims for breach of contract, sworn account, quantum meruit, attorneys’ fees, expert fees, indemnity and contribution, and any and all other claims for damages that Vivakor and Ballengee have, may have, or may claim to have arising out of or relating to the Dispute and/or the Action, or otherwise in any way relating to the Samuelson Releasing Parties (the “Vivakor Claims”) including, but not limited to, all claims asserted or that could have been asserted in a lawsuit, administrative proceeding, or governmental proceeding of any kind or character. In connection with the Vivakor Claims, Vivakor and Ballengee acknowledge that additional facts may be discovered later, but that it is the intention of Vivakor and Ballengee to fully, finally and forever settle and release all matters and claims, whether currently known or unknown against Samuelson. Vivakor and Ballengee warrant and represent that they are voluntarily and of their own free will signing and entering into this Agreement for the purposes and consideration herein expressed.

Notwithstanding the terms of the above paragraph, Vivakor and Ballengee do not release Samuelson from any obligations it may have with respect to (i) any rights that cannot be released or waived under applicable law, and (ii) any rights or remedies which Vivakor and Ballengee may have against Samuelson under the terms of this Agreement.

Nothing contained herein is intended to constitute or shall be construed as a waiver or release of Vivakor’s or Ballengee’s respective rights to participate in an investigation by the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal or state agency.

d.	California Civil Code Section 1542 Waiver. Vivakor and Ballengee expressly waive all rights under section 1542 of the California Civil Code. That statute reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Vivakor and Ballengee acknowledge that they have read this Agreement, including the above Civil Code section, and acknowledges that they fully understand both this Agreement and the Civil Code section. Vivakor and Ballengee understand and acknowledge that they may be a “creditor” or “releasing party” within the meaning of Section 1542. Vivakor and Ballengee waive any benefits and rights granted to them pursuant to Civil Code section 1542.

6. Notice of Settlement and Dismissal.

a.	Within one business day of receiving fully-executed copies of this Agreement from Defendants, Samuelson shall file a notice of settlement in the Action. Within one week after the Effective Date, Plaintiff shall file a stipulation of dismissal of the Action with prejudice. The stipulation may request that the court retain jurisdiction to enforce the Agreement for 100 days.

7. Older Workers’ Benefit Protection Act Compliance.

Vivakor and Ballengee expressly deny that Samuelson was an employee. However, this Agreement is intended to release and discharge any and all of Samuelson’s potential claims, known or unknown, under the Age Discrimination in Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the Parties agree as follows:

a.	Samuelson acknowledges that he has read and understood the terms of this Agreement.

b.	Samuelson acknowledges that he has been advised to consult with an attorney and has consulted with an attorney concerning this Agreement and has received all advice he deems necessary concerning this Agreement.

c.	Samuelson acknowledges that he is entering into this Agreement freely and voluntarily and without coercion, duress, fraud, or undue influence of any kind whatsoever.

d.	Samuelson acknowledges that he has been given at least twenty-one (21) days in which to consider whether or not to enter into this Agreement. He understands that, at his option, he may elect not to use the full 21-day period.

e.	This Agreement shall not become effective or enforceable until the eighth day after Samuelson signs this Agreement (the “Effective Date”). In other words, Samuelson may revoke his acceptance of this Agreement within seven (7) days after the date he signs it. Samuelson’s revocation must be in writing and received by Christina R. Snider, counsel for defendants, by 5:00 p.m. P.T. on the seventh day after execution in order to be effective. If Samuelson does not revoke acceptance within seven (7) days, Samuelson’s acceptance of this Agreement shall become binding and enforceable on the eighth day if the eighth day falls on a weekday, and the following business day if the eighth day falls on a weekend. Samuelson agrees to additionally notify counsel for defendants by electronic mail on or shortly after the seventh day if Samuelson has revoked this Agreement.

8. The Parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

9. Except as specifically set forth herein, the Parties shall bear their own attorneys’ fees and costs incurred in connection with this Action, including those incurred by the negotiation, preparation and execution of this Agreement.

10. Samuelson represents and warrants that after the dismissal required herein, he is not a party to any suit, action or proceeding in which Vivakor and/or Ballengee or their affiliates are parties. Samuelson agrees, to the fullest extent permitted by law, that he will not voluntarily participate in any litigation against Vivakor and/or Ballengee in any way connected with a Released Claim, nor will he accept any award or remedy as a result of any litigation in any way connected with a Released Claim. Nothing in this paragraph is intended to preclude Samuelson from disclosing information in response to a subpoena duly issued by a court of law, arbitrator or a government agency having jurisdiction or power to compel such disclosure or from otherwise giving full, complete, truthful and cooperative answers in response to a duly issued subpoena. Should Samuelson be served with a subpoena relating to Vivakor and/or Ballengee, or any Releasee, Samuelson agrees to promptly notify Vivakor and/or Ballengee, as applicable, in writing (through counsel), of the subpoena, and to provide Vivakor and/or Ballengee with a copy of the subpoena no later than five (5) days prior to providing testimony or producing any documents in compliance with the subpoena.

11. Each Party acknowledges and represents that, in executing this Agreement, such Party has not relied on any inducements, promises, or representations made by any Party or any party representing or serving such Party, unless expressly set forth herein.

12. This Agreement pertains to a settlement between the Parties and does not constitute an admission of liability by any Party for any purpose, except as otherwise provided herein.

13. This Agreement may not be amended, canceled, revoked or otherwise modified except by written agreement subscribed by all of the Parties to be charged with such modification.

14. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective partners, employees, agents, servants, heirs, administrators, executors, successors, representatives and assigns.

15. All notices, and other required or permitted communications shall be in writing, and shall be addressed as follows:

If to Vivakor:	Vivakor, Inc. 5220 Spring Valley Road, Suite 500 Dallas, TX 75254 Attn. Patrick Knapp E-mail: pknapp@vivakor.com

If to Ballengee:	James Ballengee E-mail: jballengee@ballengeeholdings.com

If to Samuelson:	James Samuelson E-mail: samuelson.jamesf@gmail.com With a copy to: Kate MacLeman Goodwin Proctor 100 Northern Avenue Boston, MA 02210 E-mail: kmacleman@goodwinlaw.com

All notices shall be given (a) by personal delivery to the party, (b) by e-mail, or (c) by overnight or other express courier services. All notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt. Either Party may change its address by notice to the other Party.

16. In the event of any action, suit or other proceeding instituted to remedy, prevent or obtain relief from a breach of this Agreement, arising out of a breach of this Agreement, involving claims within the scope of the releases contained in this Agreement, or pertaining to a declaration of rights under this Agreement, the prevailing Party shall recover all of such Party’s attorneys’ fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

17. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Venue for any action brought under this Agreement shall be in United Stated District Court for the Central District of California.

18. This Agreement, including its exhibits, sets forth the entire agreement and understanding of the Parties hereto regarding the Dispute and supersedes any and all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

19. Each Party has had the opportunity to have its legal counsel review this Agreement on its behalf. If an ambiguity or question of law or intent arises with respect to any provision of this Agreement, the Agreement will be construed as if drafted jointly by the Parties. The Parties expressly agree that the construction and interpretation of this Agreement shall not be strictly construed against the drafter.

20. The Parties agree that this Agreement may be executed in one or more counterparts, all of which shall constitute a single Agreement. Any copy, facsimile or electronic copy (including a .pdf document) bearing the signature of the Party shall be deemed an original.

21. This Agreement shall be binding upon the Parties’ predecessors, successors, and assigns.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto, agreeing to be bound hereby, execute this Agreement upon the date first set forth above.

“VIVAKOR”		“JAMES SAMUELSON”

Vivakor, Inc.		James Samuelson
a Nevada corporation		an individual

By:	James Ballengee	James Samuelson
Its:	Chief Executive Officer

“JAMES BALLENGEE”

James Ballengee

an individual

(only as to the specific claims, releases, and warranties related to James Ballengee as an individual set forth above)

James Ballengee

Exhibit A

LEAK-OUT AGREEMENT

October 17, 2025

This Leak-Out Agreement (the “Leak-Out Agreement”) is being entered into by and between Vivakor, Inc., a Nevada corporation (the “Company”) and James Samuelson, an individual, his affiliates, heirs, assigns, beneficiaries, trustees, agents, employees, and representatives (“Samuelson”).

In consideration for various common stock being issued, Samuelson agrees that from the date hereof and ending when Samuelson no longer owns any common stock of Vivakor, Inc., a Nevada corporation (the “Shares”), Samuelson shall not sell, dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) any of the Shares, in any 24-hour period, in an amount representing more than the greater of (i) the total aggregate daily net proceeds from the sale of shares equaling $25,000; (ii) 10% of the 90-day average trading volume; or (iii) 10% of any given days’ trading volume as reported by Bloomberg, LP on the applicable day (“Leak-Out Limits”). Samuelson shall make any broker that holds any Shares aware of the Leak-Out Limits. The restrictions on transfer described in this Leak-Out Agreement are in addition to and cumulative with any other restrictions on transfer otherwise agreed to by the Samuelson or to which Samuelson is subject to by applicable law.

Samuelson acknowledges and agrees that the Company is authorized to, and the Company agrees to, place “stop orders” on its books to prevent any transfer of any in excess, violation, or default of the Leak-Out Limits of Samuelson set forth herein. Samuelson agrees not to allow any transaction to occur that is inconsistent with this Leak-Out Agreement, and agrees and hereby waives all rights to levy or maintain any claim or proceeding to the contrary.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Leak-Out Agreement must be in writing and shall be given in accordance with the terms of the Settlement Agreement.

This Leak-Out Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, letters and understandings relating to the subject matter hereof and are fully binding on the parties hereto.

This Leak-Out Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Leak-Out Agreement may be executed and accepted by facsimile or PDF signature and any such signature shall be of the same force and effect as an original signature.

The terms of this Leak-Out Agreement shall be binding upon and shall inure to the benefit of each of the Parties hereto and their respective successors and assigns.

This Leak-Out Agreement may not be amended or modified except in writing signed by each of the Parties hereto.

All questions concerning the construction, validity, enforcement and interpretation of this Leak-Out Agreement shall be governed in accordance with the laws of the State of Nevada, without regard to its rules or conflict regarding conflicts of law. ALL PARTIES HERETO KNOWINGLY AND IRREVOCABLY AGREE AND WAIVE ALL CLAIMS TO THE CONTRARY THAT PROPER VENUE FOR ANY DISPUTE HEREUNDER SHALL BE SOLELY AND EXCLUSIVELY BE IN A COURT OF COMPETENT JURISDICTION SITUATED IN CLARK COUNTY, NEVADA, AND AGREE NOT TO LEVY OR MAINTAIN ANY CLAIM FOR VENUE OR FORUM TO THE CONTRARY.

Each party hereto acknowledges that, in view of the uniqueness of the transactions contemplated by this Leak-Out Agreement, the other party or parties hereto may not have an adequate remedy at law for money damages in the event that this Leak-Out Agreement has not been performed in accordance with its terms, and therefore agrees that such other party or parties shall be entitled to seek specific enforcement of the terms hereof in addition to any other remedy it may seek, at law or in equity.

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The parties hereto have executed this Leak-Out Agreement as of the date first set forth above.

Sincerely,

Vivakor, Inc.

By:
	Name:	James Ballengee
	Title:	Chairman, President, & CEO

Executed, agreed, and entered into:

JAMES SAMUELSON

By:
James Samuelson

[Signature Page to Leak-Out Agreement]

Exhibit B

Stipulated Judgment

(see attached)

B-1